EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-169222) on Form S-8 of DeVry Inc. of our report dated March 28, 2012 relating to the financial statements of The DeVry Inc. Nonqualified Deferred Compensation Plan, which appears in this Annual Report on Form 11-K of The DeVry Inc. Nonqualified Deferred Compensation Plan as of December 31, 2011 and 2010 for the years ended December 31, 2011, 2010 and 2009.

/s/ McGladrey & Pullen LLP
Schaumburg, Illinois
March 28, 2012